FINAL PURCHASING AGREEMENT

BETWEEN DISPENSARIOS 420, LLC AND PROJECT 1493, LLC.

I. Parties

This Final Purchasing Agreement (here on after the “Agreement”) is made and entered into by and between Dispensarios 420, LLC, as Party of the First Part, and Project 1493, LLC, as Party of the Second Part.

The Party of the First Part official communication information is:

Dra. Limary Ríos Camacho

PO Box 9328

Caguas, PR 00726

The Party of the Second Part official communication information is:

Attn: Alexis Colón Asencio

Paseo del Plata Shopping Village, Building #3, Bo. Aguilar, Dorado, P.R. 00646

(787) 478-3912

alexis@greenspiritrx.com

II. Definitions

In the present Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings when used herein:

Department of Health = Refers to the Health Department of the Commonwealth of Puerto Rico, agency in charge of the regulations for the Medicinal Cannabis industry in Puerto Rico.

Department of State = Refers to the Department of State of the Commonwealth of Puerto Rico.

Dispensary = A registered establishment that has a valid license or authorization by the Department of Health of Puerto Rico to stock and dispense Medical Cannabis.

Due Diligence or Exclusivity Period = Refers to a Due Diligence Period or a longer period agreed between the parties, in which the Party for the First Part shall not negotiate with, or in any form, discuss with any third party with regard to this Agreement.

Effective Date = Refers to the date the Department of Health authorizes the transfer of the Dispensary to the Party of Second Part and all of the pending documents and contract assignments have been duly furnished and executed by the parties.

Manufacturing of Cannabis = The process of making Medicinal Cannabis extracts, concentrates, oils, edibles, beverages and other products by a licensed establishment as construed in Regulation No. 9038 of the Department of Health of Puerto Rico and any subsequent amendments.

Material Breach = The following situations will be considered a material breach:

a) Lack of proper licenses and permits according to Regulation 9038 of the Department of Health of Puerto Rico;

b) Failure to comply with the rules and regulations of the Commonwealth of Puerto Rico for the establishment in question;

c) False representations regarding the party, the documents submitted or the property subject to the present Agreement;

d) Failure to provide all of the necessary government permits, licenses and other documents that are required to operate a medical cannabis establishment in the Commonwealth of Puerto Rico;

e) Failure to provide inventory reports, patient lists, and other requested documents during the due diligence period;

f) Failure to transfer all of the assets that are subject to the present Agreement, including but not limited to the corresponding lease assignment for the property in which the dispensary subject to this Agreement is located;

g) Failure to comply with rectification of a material breach.

Medical Cannabis= Refers to all parts of the Cannabis Sativa L. and Cannabis Indica, any hybrid of said plants as well as any compound, derivate, concentrate, mix or confections produced with said plants (i.e. oils, edibles, beverages, etc.) as defined by Regulation No. 9038 of the Department of Health of Puerto Rico.

LOI = Refers to the Letter of Intent signed between the Parties on August 9, 2018.

Party of the First Part = Refers to Dispensarios 420, LLC, who will be the seller of the Medical Cannabis dispensary and assets subject to this Agreement.

Party of the Second Part = Refers to Project 1493, LLC, who will be the buyer of the Medicinal Cannabis dispensary and assets subject to this Agreement.

Proposed Acquisition = The proposed acquisition of the Medical Cannabis dispensary and assets by the Party of the Second Part from the Party of the First Part as contemplated in this Agreement.

Regulation No. 9038 = Regulation Number 9038 of the Department of Health of Puerto Rico: Regulation for the management, study, development and research of cannabis for innovation, applicable standards and limits, approved on July 2, 2018, and any subsequent amendments.

III. Purpose

The purpose of this Agreement is to establish the terms and conditions for the sale and acquisition of the Medical Cannabis dispensary and assets described below for the amount of $156, 000 USD, and 46,000 shares of restricted common stock, par value $0.001 per share, of GSRX Industries, Inc., in the name of the Seller, as previously agreed in the LOI signed on August 9, 2018.

IV. Party Considerations and Representations

A. Party of the First Part Considerations and Representations

The Party of the First Part is a limited liability company established under the laws of Commonwealth of Puerto Rico, with its main offices in Caguas, P.R., with Department of State registration number 382980 represented in this act by it’s sole member, Dr. Limary Ríos Camacho.

The Party of the First Part represents that it is the legally rightful owner of the corresponding government permits, leasing contracts, and assets for the following Medical Cannabis dispensary establishment, as approved by the Department of Health:

1)	Medical Cannabis dispensary located on at Carr. #1 Km 30.9 Plaza El Retiro Local 3 & 4, Caguas, PR 00725. The following descriptions and representations apply to this establishment:

a)	Mr. Juan Carlos Rodríguez Rivera is the legally rightful owner of the property in which the dispensary is located.
b)	Mr. Juan Carlos Rodríguez Rivera and the Party of the First Part entered a Lease Agreement on December 24, 2016, for the aforementioned property. The aforementioned agreement stipulates a lease term of five (5) years, commencing on January 1, 2017, and ending on December 31, 2022.
c)	The property in question has an approximate capacity of 1,400 square feet.
d)	The lease fee is set at $3,500 for the first year, $3,675 for the second year, $3,858.75 for the third year, $4,051.69 for the fourth year, and $4,257.27 for the fifth year.
e)	The Party of the First part paid a security deposit of $6,000 as part of the aforementioned lease agreement. The corresponding reimbursement for said deposit shall be included in the Purchase Price.
f)	A lease assignment for this property has not been signed as of the signing of the present agreement.
g)	A detailed list of all the assets that will be transferred to the Party of the Second Part shall be attached to the present document as Exhibit A.

The Party of the First Part wishes to sell all legal rights, permits, licenses, leasing contracts and assets in its power pertaining to the aforementioned dispensary for the total amount of $156,000 USD, and 46,000 shares of restricted common stock, par value $0.001 per share, of GSRX Industries, Inc., in the name of the Seller.

The Party of the First Part represents that all of the assets, rights and licenses pertaining to the present Agreement have been acquired legally in accordance with the laws and regulations of the Commonwealth of Puerto Rico, including Regulation 9038 and/or its predecessors.

The Party of the First Part represents that it has the capacity to transfer all pertinent documents, licenses, contracts and property of his ownership so that the dispensary remains operational during the final closing periods.

The Party of the First Part represents that it is the legally rightful owner of all assets, rights or licenses that it wishes to sell through the present Agreement.

The Party of the First Part represents that, to the best of its knowledge, there is no existing, pending or projected administrative or judicial proceedings regarding the dispensary subject to this Agreement.

The Party of the First Part represents that there are no outstanding fines at the moment regarding the dispensary subject to this Agreement.

B. Party of the Second Part Considerations and Representations

The Party of the Second Part is a limited liability company established under the laws of Commonwealth of Puerto Rico, with its main offices in San Juan, P.R., with Department of State registration number 3292 represented in this act by Mr. Thomas Gingerich, Chief Financial Officer of GSRX Industries, Inc., who is the sole member of Project 1493, LLC.

The Party of the Second Part represents its interest in purchasing all legal rights, permits, licenses, leasing contracts and assets pertaining to the aforementioned dispensary from the Party of the First Part for the amount established.

The Party of the Second Part represents that it meets the appropriate demands of capacity, competence and financial accountability to fulfill its obligations under the present Agreement. To this effect, the Party of the Second Part will provide a Certificate of Good Standing and/or any other pertinent and unprivileged document to support this assertion at the request of the Party of the First Part.

The Party of the Second Part represents that upon the Effective Date it shall assume all contracts described in the LOI, subject to the corresponding written consent from all of the parties to said contracts regarding the assumption of the same. The Party of the First Part will make its best effort to negotiate and obtain an extension of the lease term with the owner of the property.

C. Mutual Considerations and Representations

Each party to this Agreement represents and warrants that:

(1)	It has the power and authority to enter into this Agreement;

(2)	All documents supplied to each other pursuant to this Agreement are valid, binding and enforceable upon said party; and

(3)	Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and conditions set out in this Agreement, the Party of the First Part agrees to sell all legal rights, permits, licenses and assets in his power pertaining to the aforementioned dispensaries to the Party of the Second Part, who in turn agrees to purchase these from the Party of the First Part.

V. Material Terms and Conditions

A. Transfer of Funds

The Parties agree to establish an escrow account to manage the transfer of funds. The Party of the Second Part shall deposit the Purchase Price of One-Hundred Fifty Six Thousand Dollars ($156, 000) until the transfer of all assets and documents subject to this Agreement is duly finalized and all of the corresponding permits to operate a Medical Cannabis Establishment are duly approved by the Puerto Rico Health Department (the “Permits”); provided, however, that the Escrow Agent shall disburse the escrowed funds to the Seller not later than forty-five days (45) days after the Effective Date. On or prior to the Effective Date the Party of the Second Part shall provide the Party of the First Part the Escrow Agent information.

B. Non-Compete Clause

Upon the closing of the present agreement, the Party of the First Part agrees not to establish a Medical Cannabis business in the same region that the Party of the Second Part currently operates a Medical Cannabis establishment, or to compete directly or indirectly with the Party of the Second Part within the established territorial limitations. This clause will remain in effect for five (5) years upon the closing of the present agreement.

VI. Severability

Should any portion of this Agreement be judicially declared to be null and void or unenforceable, the remainder of the Agreement shall continue in full force and effect.

VII. Integration Clause

This Agreement constitutes the entire agreement and understanding between the parties and supersedes any and all prior agreements and understandings, collateral agreements or understandings, oral or written, related to the subject matter herein. Any and all prior agreements, collateral representations or understandings, oral or written, regarding the sale and acquisition subject to this Agreement are deemed to be null and void for all legal purposes. The present Agreement may only be amended by written consent of the Parties.

VIII. Indemnification Clause

The Party of the First Part shall indemnify the Party of the Second Part for any and all causes of action, claims, suits, demands, damages, obligations, losses, settlements, potential liabilities and costs that may arise by acts or omissions occurred prior to the Effective Date. This clause shall be interpreted as broad as legally possible and it extends to business partners, associates, advisors and relatives of the members entity.

The Party of the Second Part shall indemnify the Party of the First Part for any and all causes of action, claims, suits, demands, damages, obligations, losses, settlements, potential liabilities and costs that may arise by acts or omissions occurred after the Effective Date of this Agreement. This clause shall be interpreted as broad as legally possible and it extends to business partners, associates, advisors and relatives of the members entity.

The Party of the First Part will hold the Party of the Second Part harmless from and pay any loss, damage cost or expense (including, without limitation, legal fees and court costs) which the Party of the Second Part incurs by reason of any representation or warranty of the Party of the First Part being incorrect or by reason of any breach by the Party of the First Part of any of its covenants or obligations under this Agreement.

The Party of the First Part should hold a reasonable amount of funds in an escrow account for any potential liabilities that may arise before or after the closing of the Final Agreement and that are the Seller’s sole responsibility.

In the event that the Party of the First Part is compelled to indemnify the Party of the Second Part, the filing of bankruptcy will not allow the Party of the First Part to discharge the indemnification provision of the present Agreement under any condition. The Party of the First Part expressly waives any right that the bankruptcy code may furnish said party during a bankruptcy proceeding pertaining to the present obligation.

IX. Dispute Resolution/ Mediation and Arbitration Clause

Any dispute or reclamation that may arise in regards to the present Agreement, or any other circumstance that requires the intervention of an administrative or judicial forum, will be referred to arbitration in the Commonwealth of Puerto Rico and in accordance with the rules and regulations set forth by the American Arbitration Association. These rules require that a panel of three arbitrators resolve any dispute submitted to their consideration. The arbitrators must have a minimum of 15 years of experience in the private law practice. The decision of the majority of the arbitrators is a final one for the parties. The arbitrators shall resolve any dispute, including matters related to discovery of evidence that may arise during the arbitration process. The non-prevailing party will assume all of the costs of the proceedings, including all legal and attorney fees, the arbitrator fees, filing costs and any other fee incidental to the proceedings. The arbitration panel’s decision may be entered as a judicial sentence or court order in any court that has proper jurisdiction and venue.

X. Confidentiality

Except as provided herein, the existence and the terms of this Agreement shall be maintained in confidence by the parties hereto and their respective officers, directors and employees. Except as compelled to be disclosed by judicial or administrative process or by other requirements of law, legal process, rule or regulation, all public announcements, notices or other communications regarding such matters to third parties, shall require the prior approval of all parties hereto. The Party of the First Part hereby agrees not to divulge any corporate, proprietary or financial information in regards to Project 1493, LLC or GSRX Industries, Inc., and any license, rights or property subject to this Agreement.

XI. Copyright Clause

The Party of the First Part hereby transfers any and all ideas, concepts, copyrighted materials and trademarks pertaining to the establishments in question to the Party of the Second Part. All of the rights conceded through the present Agreement are for the sole exploitation of the Party of the Second Part in all jurisdictions where it is legally permitted to dispense Medical Cannabis products.

XII. Governing Language

The governing language of the present document will be English. If the need for a translation arises, the document will be translated from English to Spanish.

XIII. Closing

The closing of the purchase and sale of the assets subject to this Agreement will take place at the time and place that the Parties mutually agree.

At closing and upon the final transfer of the purchase price in full, the Party of the First Part will provide the Party of the Second Part with duly executed forms and documents evidencing transfer of assets, where required including, but not limited to, bills of sale, assignments, assurances, and consents.

XIV. This agreement shall enter into effect on the Effective Date.

XV. Signatures

IN WITNESS WHEREOF, the parties to this Agreement through their duly authorized representatives have executed this Agreement on the days and dates set out below, and certify that they have read, understood, and agreed to the terms and conditions of this Agreement as set forth herein.

The effective date of this Agreement is the date of the signature last affixed to this page. This Agreement does not require the simultaneous signing of the parties for its validity.

For the Party of the First Part:

/s/ Dr. Limray Rios Camacho	August 22, 2018
Dr. Limary Ríos Camacho	Date
Sole Member
Dispensarios 420, LLC

For the Party of the Second Part:

/s/ Thomas Gingerich	August 22, 2018
Thomas Gingerich	Date
Chief Financial Officer
GSRX Industries, Inc.
Sole Member of Project 1493, LLC.